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                                                                      EXHIBIT 10



                              CONSULTING AGREEMENT


THIS CONSULTING AGREEMENT dated as of March 11, 2002 by and between JAKKS Pacific, Inc., a Delaware corporation ("JAKKS" or the "Company") with its offices at 22619 Pacific Coast Highway, Malibu, CA 90265 and 1515037 Ontario Ltd., a corporation organized under the law of Ontario, Canada ("Consultant") and Harvey Goldberg ("Goldberg"), an individual residing at 8 North Bank Court, Thornhill, Ontario, Canada L3T757. The parties to the Agreement are sometimes referred to collectively as the "Parties" or simply as a "Party".


                              W I T N E S S E T H :


      WHEREAS, the Company desires to retain Consultant to provide consulting services to the Company on the terms and subject to the conditions hereinafter set forth, and Consultant desires so to be retained;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Company and Consultant agree as follows:

      1. Offices and Duties. The Company hereby retains Consultant during the Term (as hereinafter defined) to consult with the Company regarding international sales and marketing of the products of the Company and its Affiliates, and to perform such duties in connection therewith on behalf of the Company as the Board of Directors of the Company or a senior executive officer of the Company may from time to time direct. Consultant hereby accepts such retention and agrees that throughout the Term it shall faithfully, diligently and to the best of its ability, in furtherance of the business of the Company, perform the duties assigned to it or incidental to its acting as a consultant to the Company pursuant to this Section. Consultant shall not be required to perform such services on a particular schedule provided that Consultant's schedule does not adversely affect the performance of its responsibilities and provided that any other activities of Consultant do not materially interfere with or compromise its ability to perform its responsibilities hereunder. Consultant shall at all times be subject to the direction and control of the Board of Directors of the Company and observe and comply with such lawful rules, regulations, policies and practices as the Board of Directors of the Company may from time to time establish.

      2. Term. The retention of Consultant as a consultant hereunder shall commence on the date hereof and continue for a term ending on the first anniversary of the date hereof (the "Term"), subject to earlier termination upon the terms and conditions provided elsewhere herein. As used herein, "Termination Date" means the last day of the Term.

      3.    Compensation.

            (a) As compensation for its consulting services hereunder, the Company shall pay to Consultant during the Term:

                  (i) a consulting fee at the rate of $325,000.00 per annum (the "Base Consulting Fee"), such Base Consulting Fee to be paid in substantially equal installments no less often than monthly in accordance with the Company's normal payment practices regarding such fees.

                  (ii)  an Incentive Consulting Bonus as defined in paragraph
(b) of this Section 3.
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            (b)   The "Incentive Consulting Bonus" shall be equal to one (1%)
percent of Covered International Net Sales; provided that the annual rate of the Incentive Consulting Bonus payable to the Consultant during the Term shall not exceed US$200,000.00. The term "Covered International Net Sales" means gross sales of the Company and its Affiliates during the Term outside of the United States, its territories and possessions and outside of Canada, Mexico and the United Kingdom, and excluding any gross sales in South America of products using the World Wrestling Federation properties licensed by the Company and its Affiliates, less returns, discounts, rebates and allowances for markdowns and defective merchandise. Covered International Net Sales shall be calculated by the Chief Financial Officer of the Company consistent with the methods used to calculate Net Sales in the financial statements issued by the Company as part of its periodic reporting under the United States Securities and Exchange Act of 1934, as amended. The Incentive Consulting Bonus shall be payable quarterly on a provisional basis within thirty (30) days after the end of the fiscal quarters of the Company ending March 31, June 30, and September 30 during the Term and on a final adjusted basis within ninety (90) days after the end of the Company's fiscal year occurring during the Term, and each payment shall be accompanied by a report certified by the Chief Financial Officer of the Company setting forth the calculation of the Incentive Consulting Bonus. If the Termination Date occurs prior to the end of a fiscal quarter of the Company, then Net Sales through the Termination Date shall be calculated by the Company, and the Incentive Consulting Bonus shall be paid at the same time it would have been paid had this Agreement not terminated, except as otherwise provided in Section 15 of this Agreement.

            (c) In addition to the Consulting Fee and the Incentive Consulting Bonus provided herein, Consultant shall be entitled to participate, to the extent it is eligible under the terms and conditions thereof, in any stock, stock option or other equity participation plan generally available to other Consultants to, and employees of the Company. The Company shall be under no obligation hereunder to institute or to continue any such stock, stock option or equity participation plan, and Consultant shall not be entitled to any other benefits provided to consultants or employees of the Company, including any profit-sharing, pension, retirement, insurance, medical service or other employee benefit plan and any other benefits or perquisites generally available to any other consultants or executives or employees of the Company pursuant to any employment or other policy or practice, which may be in effect from time to time during the Term.

            (d) As used in this Agreement, the term "Affiliate" of a Person means another Person directly or indirectly controlling, controlled by, or under common control with, such Person; for this purpose, "control" of a Person means the power (whether or not exercised) to direct the policies, operations or activities of such Person by virtue of the ownership of, or right to vote or direct the manner of voting of, securities of such Person, or pursuant to agreement or law or otherwise.

            (e) As used in this Agreement, the term "Person" includes without limitation a natural person, corporation, joint stock company, limited liability company, partnership, joint venture, association, trust, governmental authority, or any group of the foregoing acting in concert.

      4. Expenses. The Company shall pay directly, or advance funds to Consultant or reimburse Consultant for, all expenses reasonably incurred by it in connection with the performance of its duties hereunder and the business of the Company, upon the submission to the Company of itemized expense reports, receipts or vouchers in accordance with the Company's then customary policies and practices.

      5. Services of Goldberg. Consultant agrees that unless otherwise agreed by the Company in its sole and absolute discretion, all of Consultant's services under this Agreement shall be provided only by Goldberg. The Company acknowledges that Goldberg may, however, be unavailable from time to time during the Term as a result of vacations taken by him, not to exceed four (4) weeks during the Term. Goldberg agrees that throughout the Term he shall faithfully, diligently and to the best of his ability, in furtherance of the business of the Company, carry out on behalf of Consultant the duties assigned to


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Consultant or incidental to its acting as a consultant to the Company pursuant to this Agreement. Goldberg shall devote a substantial portion of his business time and attention to the business and affairs of the Company in carrying out the duties of Consultant, provided that any other activities to which Goldberg devotes his business time and attention do not materially interfere with or compromise his ability to perform his responsibilities to Consultant in carrying out Consultant's duties hereunder.

      6. Location. Except for travel and temporary accommodation reasonably required for Goldberg to perform Consultant's services hereunder and travel as may reasonably be requested by JAKKS to its principal office in the United States (currently in Malibu, California, USA) or to its offices in New York, New York, USA, Consultant shall not be required to perform its services hereunder at any location other than an office it maintains in Thornhill, Ontario, Canada. JAKKS may request Goldberg's attendance at meetings at JAKKS' offices in Malibu, California or New York, New York, or to participate in other activities relating to the Company and its business in Malibu, California or New York, New York, provided that Goldberg shall not be required to stay at such locations for more than seven (7) working days in any one (1) calendar month.

      7. Clerical Support. The Company shall provide Consultant with secretarial and clerical services at the Company's offices in Malibu, California as are reasonably necessary for the performance of its services hereunder.

      8.    Confidential Information.

            (a) Consultant and Goldberg (sometimes collectively referred to hereafter as "Consultant") shall hold in a fiduciary capacity for the benefit of the Company all confidential or proprietary information relating to or concerned with the Company and its Affiliates or their products, prospective products, operations, business and affairs ("Confidential Information"), and Consultant shall not, at any time hereafter, use or disclose any Confidential Information to any person other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company, and in furtherance of the foregoing Consultant agrees that:

                  (i) Consultant will receive, maintain and hold Confidential Information in strict confidence and will use the same level of care in safeguarding it that Consultant uses with its own confidential material of a similar nature;

                  (ii) Consultant will take all such steps as may be reasonably necessary to prevent the disclosure of Confidential Information; and

                  (iii) Consultant will not utilize Confidential Information without first having obtained the Company's consent to such utilization.

            (b) The commitments set forth in paragraph 8(a) shall not extend to any portion of Confidential Information:

                  (i)   that is generally available to the public;

                  (ii) that was known to the Consultant prior to disclosure (excluding information regarding the Company or its Affiliates which would otherwise be Confidential Information that was disclosed to Consultant or Goldberg during the period of Goldberg's employment by Toymax International Inc. and its Affiliates) or that was disclosed to Consultant or Goldberg in connection with his acting as an officer or a director of Toymax International Inc. or its predecessors or their respective Affiliates, and excluding any other non-public information concerning products under development by or for the Company or its Affiliates (including Toymax International Inc. and its Affiliates);



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                  (iii) that was not acquired, directly or indirectly and/or in any manner, from the Company or any of its Affiliates (including Toymax International Inc. and its Affiliates) and which Consultant lawfully had in his or its possession prior to the date of this Agreement;

                  (iv) that, hereafter, through no act or omission on the part of the Consultant, becomes information generally available to the public.

            (c) At any time upon written request by the Company (i) the Confidential Information, including any copies, shall be returned to the Company, and (ii) all documents, drawings, specifications, computer software, and any other material whatsoever in the possession of the Consultant that relates to such Confidential Information, including all copies and/or any other form of reproduction and/or description thereof made by Consultant shall, at the Company's option, be returned to the Company or destroyed.

            (d) In the event that Consultant becomes legally compelled (by deposition, interrogatory, request of documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, the Consultant shall provide the Company with prompt prior written notice of such requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, the Consultant agrees to furnish only such portion of the Confidential Information which is legally required to be furnished.

      9.    Intellectual Property.

            (a) Any patent, claim of copyright, trademark, trade name, brand name, service mark, logo, symbol, trade dress or design, or representation or expression of any thereof, or registration or application for registration thereof, or any other improvement, development or discovery, invention, trade secret, process, system, technical information, know-how, proprietary right or intellectual property developed, conceived of, invented or otherwise produced by Consultant or Goldberg, alone or with others in connection with the design, manufacture and marketing of the products of the Company and its Affiliates, or conceived, developed, created or made by Consultant or Goldberg, alone or with others, during the Term and applicable to the business of the Company or its Affiliates, whether or not patentable or registrable (collectively referred to as "Trade Rights") shall become the sole and exclusive property of the Company.

            (b) Consultant and Goldberg shall disclose all Trade Rights promptly and completely to the Company and shall, during the Term or thereafter,
(i) execute all documents requested by the Company for vesting in the Company the entire right, title and interest in and to the same, (ii) execute all documents requested by the Company for filing and procuring such applications for patents, trademarks, service marks or copyrights as the Company, in its sole discretion, may desire to prosecute, and (iii) give the Company all assistance it may reasonably require, including the giving of testimony in any proceeding, in other to obtain, maintain and protect the Company's right therein and thereto; provided that the Company shall bear the entire cost and expense of such assistance, including without limitation paying the Consultant reasonable compensation for any time or effort expended by it in connection with such assistance after the Termination Date. In furtherance of the foregoing, Consultant and Goldberg each acknowledges and agrees that for all purposes of U.S. and foreign Copyright Laws, the Trade Rights and any inventions, discoveries, enhancements or improvements to any tangible or intangible property, resulting from the services performed by Consultant for the Company or its Affiliates (for the purposes of this paragraph all of the foregoing is collectively referred to as the "Work"), and any and all elements thereof, shall be deemed to constitute "works for hire" belonging to the Company within the meaning of Title 17, United States Code, Section 101, and any comparable provisions of the law of any other jurisdiction, such that all right, title and interest therein, including, without limitation, copyrights and


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exclusive rights under copyright, vest in Toymax International. Consultant and
Goldberg each hereby transfers and conveys to the Company the exclusive, world-wide, royalty-free, paid-up right to exploit, use, develop, license, and sell products and services relating to or derived from the Work; and the exclusive right, title and interest in and to all inventions, improvements, patent applications and letters patent, "know-how", and all intellectual property and other rights, tangible or intangible, which relate to or are based upon or derived from the Work; and to all information, documents, and specifications that relate to the Work. If the Work or any of the elements thereof is deemed not to be "works for hire" within the meaning of Title 17, United States Code, Section 101, then Consultant and Goldberg each hereby assigns and transfers to the Company all right, title and interest in and to the Work, including rights throughout the world for good and valuable consideration, receipt of which Consultant hereby acknowledges. For the sole and exclusive purpose of perfecting and documenting such limited assignment and transfer, Consultant and Goldberg each hereby grants to the Company an irrevocable power of attorney.

      10.   Restrictive Covenants.

            (a) During the Term, and unless its retention as a consultant terminates pursuant to Section 13, for a further period of one (1) year after the Termination Date, neither Consultant nor Goldberg shall, directly or indirectly through any Affiliate or other intermediary (a) manufacture, produce, sell, market or otherwise promote any Competitive Product or serve as a partner, member, manager, director, officer or employee of, or consultant or advisor to, or in any manner own, control, manage, operate or otherwise participate or invest in, or be connected with any Person that engages in the marketing or sale of Competitive Products, or authorize the use of its or his name in connection therewith, or (b) for itself or himself or on behalf of any other Person, employ, engage or retain any Person who at any time during the preceding 12-month period shall have been an employee of the Company or its Affiliates, or contact any supplier, customer or employee of the Company or its Affiliates for the purpose of soliciting or diverting any such supplier, customer or employee from the Company or its Affiliates. The foregoing provisions notwithstanding, Consultant or Goldberg may invest its or his funds in securities of an issuer if the securities of such issuer are listed for trading on a registered securities exchange or actively traded in the over-the-counter market and Consultant's and its Affiliates' (including Goldberg) aggregate holdings therein represent less than 1% of the total number of shares or principal amount of the securities of such issuer then outstanding. Consultant and Goldberg each acknowledges that the provisions of this Section 10, and the period of time, lack of specific geographic area given the international nature of the business of the Company and its Affiliates, and the scope and type of restrictions on his activities set forth herein, are reasonable and necessary for the protection of the Company and are an essential inducement to JAKKS entering into this Agreement and acquiring shares of common stock of Toymax International Inc. from Goldberg and the other shareholders selling their shares to JAKKS pursuant to a Stock Purchase Agreement dated February 9, 2002.

            (b) As used herein, the term "Competitive Product" means any product or service that is substantially similar to a product or service developed, marketed, sold by the Company or its Affiliates during the period of Consultant's retention by the Company.

            (c) Consultant and Goldberg each acknowledges that the type of services the Company will require from them are of an intellectual and technical character which will require the disclosure of confidential and proprietary information of the Company to them and may result in the creation by them of information which is confidential and proprietary to the Company, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of the Company. Consultant and Goldberg each also acknowledges that the type of services that it and he has performed for Toymax International and its Affiliates as a consultant or employee of Toymax International and it affiliates were of an intellectual and technical character and required the disclosure of confidential and proprietary information of Toymax International and its Affiliates to them and resulted in the creation by them of information which is confidential and


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proprietary to Toymax International and its Affiliates, and accordingly that the restrictive covenants contained herein are necessary in order to protect and maintain the business and assets and goodwill of Toymax International whose shares are being purchased by JAKKS. Consultant and Goldberg each acknowledges that the business of the Company and its Affiliates, including Toymax International and its Affiliates, extends beyond the geographic area of the State of New York and accordingly, it is reasonable that the restrictive covenants set forth above are not limited by specific geographic area but by the location of the customers of the Company and its Affiliates. Consultant and Goldberg each acknowledges that the remedy at law for any breach of this agreement by him will be inadequate and that, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it has sustained by reason of such breach), be entitled to injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

      11. Termination Upon Death or Disability. Consultant's retention hereunder shall terminate immediately upon the death of Goldberg. In the event that Goldberg is unable to furnish services to Consultant in carrying out Consultant's duties hereunder by reason of any disability or incapacity (due to any physical or mental injury, illness or defect) for an aggregate of 90 days in any consecutive 12-month period, the Company shall have the right to terminate Consultant's retention hereunder within 60 days after the 90th day of Goldberg's disability or incapacity by giving Consultant notice to such effect at least 30 days prior to the date of termination set forth in such notice, and on such date such retention shall terminate.

      12.   Termination by the Company with or without Cause.

            (a) In addition to any other rights or remedies provided by law or in this Agreement, the Company may terminate Consultant's retention as a Consultant for "cause" under this Agreement if:

                  (i) Consultant or Goldberg is convicted of, or enters a plea of guilty or nolo contendere (which plea is not withdrawn prior to its approval by the court) to, a criminal offense, except minor road traffic offenses; or

                  (ii) the Company's Board of Directors determines, after due inquiry, that Consultant or Goldberg has:

                  (A) committed fraud against, or embezzled or misappropriated funds or other assets of, the Company (or any subsidiary thereof);

                  (B) violated, or caused the Company (or any subsidiary thereof) or any officer, employee or other agent thereof, or any other Person to violate, any material law, regulation or ordinance, which violation has or would reasonably be expected to have a significant detrimental effect on the Company or its Affiliates, or any material rule, regulation, policy or practice established by the Board of Directors of the Company;

                  (C) on a persistent or recurring basis, (A) failed properly to perform Consultant's duties hereunder or (B) acted in a manner detrimental to, or adverse to the interests of, either the Company or its Affiliates.

            (b) The Company may effect such termination for cause under paragraph (a) of this Section by giving Consultant notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that Consultant may avoid such termination if Consultant, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of the Company's Board of Directors the factual basis for termination set forth therein.



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            (c)   In making any determination pursuant to Section 12(a) as to the occurrence of any act or event described in clauses (A) to (D) of paragraph
(ii) thereof (each, a "For Cause Event"), each of the following shall constitute convincing evidence of such occurrence:

                  (i) if Consultant or Goldberg is made a party to, or target of, any proceeding arising under or relating to any For Cause Event, Consultant or Goldberg's knowing failure to defend against such proceeding or to answer any complaint filed against him therein, or to deny any claim, charge, averment or allegation thereof asserting or based upon the occurrence of a For Cause Event;

                  (ii) any judgment, award, order, decree or other adjudication or ruling in any such proceeding finding or based upon the occurrence of a For Cause Event; or

                  (iii) any settlement or compromise of, or consent decree issued in, any such proceeding in which Consultant or Goldberg expressly admits the occurrence of a For Cause Event; provided that none of the foregoing shall be dispositive or create an irrefutable presumption of the occurrence of such For Cause Event; and provided further that the Company's Board of Directors may rely on any other factor or event as convincing evidence of the occurrence of a For Cause Event.

      13. Termination by Consultant for Good Reason. In addition to any other rights or remedies provided by law or in this Agreement, Consultant may terminate its retention hereunder if (a) the Company violates, or fails to perform or satisfy any material covenant, condition or obligation required to be performed or satisfied by it hereunder or, (b) as a result of any action or failure to act by the Company, there is a material change in the nature or scope of Consultant's duties or obligations, or (c) relocation without Consultant's consent from the location set forth in Section 6 hereof, by giving the Company notice to such effect, setting forth in reasonable detail the factual basis for such termination, at least 20 days prior to the date of termination set forth therein; provided however that the Company may avoid such termination if it, prior to the date of termination set forth in such notice, cures or explains to the reasonable satisfaction of Consultant the factual basis for termination set forth therein. The termination by Consultant of its retention as a consultant pursuant to this Section 13 shall not constitute or be deemed to constitute for any purpose a "voluntary resignation" of such retention as a consultant.

      14.   Compensation upon Termination.

            (a) Upon termination of Consultant's retention as a consultant hereunder, it shall be entitled to receive, in any case, any compensation or other amount due to it pursuant to Section 3 or 4 in respect of its retention prior to the Termination Date, and from and after the Termination Date, except as otherwise provided in Section 14(b), the Company shall have no further obligation to Consultant or Goldberg hereunder. Any amount payable to Consultant pursuant to this Section 14(a) upon the termination of the retention hereunder shall be paid promptly, and in any event within 10 days, after the Termination Date.

            (b) If prior to the first anniversary of the date of this Agreement, Consultant terminates its retention hereunder for Good Reason pursuant to Section 13, or if the Company terminates Consultant's retention hereunder other than upon Goldberg's disability or incapacity pursuant to
Section 11 and other than for cause pursuant to Section 12(a) through (c), the Company shall make to Consultant payments at the times and in the amounts provided herein for the payment of the Base Consulting Fee and Incentive Consulting Bonus in effect as of the Termination Date during the period, if any, beginning on the day after the Termination Date and ending on the first anniversary of the date of this Agreement.



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      15.   Other Consequences of Termination.

            (a) Upon the termination of its retention as a Consultant (for whatever reason and howsoever arising) the Consultant shall immediately repay all outstanding debts or loans due to the Company or any Affiliate by the Consultant or Goldberg, and the Company is hereby authorised to deduct from the Base Consulting Fee or the Incentive Consulting Bonus payments due to the Consultant a sum in repayment of all or any part of any such debts or loans.

      16. Limitation of Authority. Except as expressly provided herein, no provision hereof shall be deemed to authorize or empower either party hereto to act on behalf of, obligate or bind the other party hereto.

      17. Notices. Any Notice or demand required or permitted to be given or made hereunder to or upon any Party hereto shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telegram, telecopy (confirmed orally), telex or similar electronic means, provided that a written copy thereof is sent on the same day by postage-paid first-class mail, to such Party at the following address:

            to JAKKS:         22619 Pacific Coast Highway
                              Malibu, California 90265
                              Attn: President
                              Fax:  (310) 456-7099

            with a copy to:   Feder, Kaszovitz, Isaacson,
                              Weber, Skala, Bass & Rhine LLP
                              750 Lexington Avenue
                              New York, New York 10022
                              Attn: Murray L. Skala, Esq.
                              Fax:  (212) 888-7776

            to Consultant or Goldberg:

                              8 North Bank Court
                              Thornhill, Ontario, Canada L3T757
                              Fax:  905-731-1570

            with a copy to:   Brown Raysman Millstein
                              Felder & Steiner LLP
                              900 Third Avenue
                              New York, New York 10022
                              Attn: Joel M. Handel, Esq.
                              Fax:  (212) 812-3310

or such other address as any Party hereto may at any time, or from time to time, direct by Notice given to the other Parties in accordance with this Section. Except as otherwise expressly provided herein, the date of giving or making of any such Notice or demand shall be, in the case of clause (a) (i), the date of the receipt; in the case of clause (a) (ii), three business days after such Notice or demand is sent; and, in the case of clause (b), the business day next following the date such Notice or demand is sent.

      18. Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective, unless in writing and signed by or on behalf of the parties hereto.



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      19.   Waiver. No course of dealing or omission or delay on the part of either party hereto in asserting or exercising any right hereunder shall constitute or operate as a waiver of any such right. No waiver of any provision hereof shall be effective, unless in writing and signed by or on behalf of the party to be charged therewith. No waiver shall be deemed a continuing waiver or waiver in respect of any other or subsequent breach or default, unless expressly so stated in writing.

      20. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of New York without regard to principles of choice of law or conflict of laws. Each Party to this Agreement submits to the jurisdiction of the courts of the State of New York, located in New York County, New York, United States of America, and to the jurisdiction of the United States District Court for the Southern District of New York, New York, New York, United States of America with respect to any matter arising out of this Agreement, waives any objection to venue in the Counties of New York, State of New York, or such District, and agrees that service of any summons, complaint, Notice or other process relating to such proceeding may be effected in the manner provided by Section 18 hereof. If service of process is required to be made within the United States of America, Consultant or Goldberg each appoints as its agent for service of any process the firm of Brown, Raysman, Millstein, Felder & Steiner LLP.

      21. Severability. The provisions hereof are severable and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any invalid or unenforceable provision shall be deemed, without further action on the part of the parties hereto, amended and limited to the extent necessary to render the same valid and enforceable.

      22. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and which together shall constitute one and the same agreement.

      23. Further Assurances. Each Party hereto shall promptly execute, deliver, file or record such agreements, instruments, certificates and other documents and perform such other and further acts as any other Party hereto may reasonably request or as may otherwise be reasonably necessary or proper, to carry out the provisions of this Agreement.

      24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended, and shall not be deemed, to create or confer any right or interest for the benefit of any Person not a Party hereto.

      25. Assignment. Consultant's and Goldberg's obligations under this Agreement may not be assigned without the prior written consent of the Company, and any purported assignment without such consent shall be void and without effect.

      26. Titles and Captions. The titles and captions of the Articles and Sections of this Agreement are for convenience of reference only and do not in any way define or interpret the intent of the parties or modify or otherwise affect any of the provisions hereof.

      27. Remedies. In the event of any actual or prospective breach or default under this Agreement by either Party hereto, the other Party shall be entitled to equitable relief, including remedies in the nature of rescission, injunction and specific performance. All remedies hereunder are cumulative and not exclusive, and nothing herein shall be deemed to prohibit or limit either party from pursuing any other remedy or relief available at law or in equity for such actual or prospective breach or default, including the recovery of damages.



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
      28. Assignment. This Agreement, and each right, interest and obligation hereunder, may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment without such consent shall be void and without effect, except that this Agreement shall be assigned to, and assumed by, any Person with or into which the Company merges or consolidates, or which acquires all or substantially all of its assets, or which otherwise succeeds to and continues the Company's business substantially as an entirety. Except as otherwise expressly provided herein or required by law, Consultant shall not have any power of anticipation, assignment or alienation of any payments required to be made to it hereunder, and no other Person may acquire any right or interest in any thereof by reason of any purported sale, assignment or other disposition thereof, whether voluntary or involuntary, any claim in a bankruptcy or other insolvency proceeding against Consultant, or any other ruling, judgment, order, writ or decree.

      29. Grammatical Conventions. Whenever the context so requires, each pronoun or verb used herein shall be construed in the singular or the plural sense and each capitalized term defined herein and each pronoun used herein shall be construed in the masculine, feminine or neuter sense.

      30. References. The terms "herein," "hereto," "hereof," "hereby," and "hereunder," and other terms of similar import, refer to this Agreement as a whole, and not to any Section or other part hereof.

      31. No Presumptions. Each Party hereto acknowledges that it has had an opportunity to consult with counsel and has participated in the preparation of this Agreement. No Party hereto is entitled to any presumption with respect to the interpretation of any provision hereof or the resolution of any alleged ambiguity herein based on any claim that the other Party hereto drafted or controlled the drafting of this Agreement.

      32. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, commitments or arrangements relating thereto.



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
      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

                              JAKKS PACIFIC, INC.


                              By;   /s/ JOEL M. BENNETT
                                    --------------------
                                    Name:  Joel M. Bennett
                                           ---------------
                                    Title: Exec. V.P./C.F.O.
                                           -----------------



                              /s/ HARVEY GOLDBERG
                              -------------------
                              Harvey Goldberg


                              1515037 ONTARIO LTD.


                              By:   /s/ HARVEY GOLDBERG
                                    --------------------
                                    Name:  Harvey Goldberg
                                           ---------------
                                    Title: President
                                           ---------



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